Exhibit 10.0

DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made the       day of    , 200   BETWEEN CONSOLIDATED WATER CO. LTD., a Cayman Islands company having its registered office at Trafalgar Place, West Bay Road, P.O. Box 1114, George Town, Grand Cayman B.W.I. (“the Company”), AND       of       , Grand Cayman B.W.I. (“the Officer” which expression includes his personal representatives)

RECITALS:-

(A)	The Officer is [a Director/the Secretary, President, etc.] of the Company.

(B)	By an agreement dated , the Officer accepted the office of on the understanding inter alia that the indemnity [then contained in Article 129 and now replaced in similar terms by Article 40.01 OR contained in Article 40.01] of the Company’s Articles of Association would be enforceable by him as a term of his accepting the office.

OR

(B)	By a resolution of the Directors of the Company passed on , the Officer was appointed a Director of the Company and he accepted that office on the understanding inter alia that the indemnity [then contained in Article 129 and now replaced in similar terms by Article 40.01 OR contained in Article 40.01] of the Company’s Articles of Association would be enforceable by him as a term of his accepting the office.

(C)	Legal advice recently obtained by the Company indicates that the indemnity referred to above may not be directly enforceable by the Officer who has indicated his unwillingness to continue to act as unless the Company gives him a directly enforceable indemnity in similar terms.

(D)	The Company has always intended that the Officer should have that indemnity with effect from the earliest date on which the Officer became [an officer or a director or an officer and director] of the Company and the parties have accordingly agreed to execute this Deed as an amendment to the terms on which the Officer presently acts as of the Company.

IT IS AGREED as follows:-

Interpretation

1.	In this Deed:

(a). words of one gender include any other gender;

(b). singular words include the plural and vice versa;

(c). the clause headings are included for convenience only and have no legal effect.

Indemnity

2.	In consideration of the Officer agreeing to continue to act as , the Company will, with effect from the earliest date on which the Officer became [an officer or a director or an officer and director] of the Company but subject to Clause 3,

(a)	indemnify and keep indemnified the Officer, both while he is a Director or officer of the Company and after he has ceased to be such, from and against all actions, proceedings, costs, charges, losses, damages and expenses which he incurs or sustains by reason of any act done or omitted in or about the execution of his duties in any of those offices except any which the Officer incurs or sustains by or through his own wilful neglect or default; and

(b)	ensure that the Officer will not be answerable for:-

(i)	the acts, omissions, neglects or defaults of any other Director or officer or trustee or

(ii)	joining in any receipt for the sake of conformity or

(iii)	the solvency or honesty of any banker or other persons with whom any money or effects belonging to the Company may be lodged or deposited for safekeeping or

(iv)	any insufficiency of any security on which any of the Company’s money may be invested or

(v)	any other loss or damage due to any of those causes or which may happen in or about the execution of his office unless it happens through his own wilful neglect or default.

Control of Third Party Actions

3.	(1)	Promptly after the Officer’s receipt of notice of the commencement of any action or proceeding described in Clause 2, the Officer must, if he intends to make a claim for indemnification and/or reimbursement in respect of it against the Company under this Deed, notify the Company in writing of its commencement. If he does so, the Company may participate in the action or proceeding and, to the extent that it wishes to do so, assume its defence, with attorneys reasonably acceptable to the Officer.

(2)	After the Company notifies the Officer of its election to assume the defence of any such action or proceeding, it will not be liable to the Officer for any legal or other expenses subsequently incurred by the Officer in connection with the defence other than reasonable costs of investigation, unless the Company either

(a)	fails to employ attorneys reasonably acceptable to the Officer to represent the Officer within a reasonable time after receiving the notice of commencement of the action; or

(b)	specifically authorises the separate employment of attorneys for the Officer at the Company’s expense.

(3)	If the Officer fails promptly to notify the Company in writing of the commencement of any action or proceeding described in Clause 2, the Company will have no liability to the Officer under this Deed unless the Officer proves to the satisfaction of the Directors (the Officer, if he is a Director, being for this purpose required to abstain) after taking such legal and other advice and attempting to obtain such information as they in their absolute discretion think fit, that

(a)	any insurance against Directors and Officers Liability instituted by the Company will not be avoided or its benefits reduced by that delay in notifying the Company (and therefore in the Company notifying its insurers) of the potential liability; and

(b)	the Company has not been prejudiced in its possible defence of the action or proceeding by the delay in notifying it.

(4)	Despite anything in this Clause 3, the Company may after considering the circumstances of the case waive its right to be relieved of its liability under this Deed and by resolution of the Directors (the Officer, if he is a Director, being for this purpose required to abstain) agree to indemnify the Officer in accordance with Clause 2 despite receiving late notification from the Officer of the commencement of the action or proceeding.

Confirmation of Existing Terms

4.	In all other respects, the terms on which the Officer acts as of the Company are confirmed without amendment.

Notices

5.	Any notice to be served under this Deed must be in writing and will be deemed duly served if in the case of one addressed to the Company it is sent by registered post or left at the Company’s registered office, or in the case of one sent to the Vice-President it is handed to him personally or is sent by registered post to his last known residential address in the Cayman Islands. A notice sent by post will be deemed to be served on the third day following the date on which it is posted.

Severability

6.	Whenever possible, each provision of this Deed will be interpreted in such a manner as to be effective and valid, but if any provision of this Deed or the application of it is prohibited or held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or application, and to this end the provisions of this Deed are declared to be severable.

Applicable Law and Jurisdiction

7.	This Deed will be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands and the parties agree to submit to the jurisdiction of the Cayman Islands Courts.

EXECUTED as a deed and delivered for	)	CONSOLIDATED WATER CO. LTD.
and on behalf of CONSOLIDATED	)
WATER CO. LTD. by	)
and	)	Per:
)
in the presence of:-)			Director
)
	)	Per:

Witness	)		Director/Secretary

EXECUTED as a deed and delivered by	)
in the presence	)
of:-)
)
)
)
Witness